Exhibit 10.1

RETIREMENT AND CONSULTING AGREEMENT

The parties to this Retirement and Consulting Agreement (the “Agreement”) are Ampco-Pittsburgh Corporation (the “Company”) and Rose Hoover (the “Executive”). This Agreement is entered into as of October 21, 2021 and will become effective as of December 31, 2021 (the “Effective Date”).

The Executive has announced her decision to retire from the Company as President and Chief Administrative Officer effective as of the Effective Date (the “Retirement Date”). Following the Retirement Date, the Company wishes to retain the Executive for the purpose of providing, and the Executive has agreed to provide, certain consulting services. This Agreement is intended to set forth the terms applicable to the Executive’s retirement from the Company and the consulting arrangement following the Retirement Date.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1. Resignation and Retirement. Effective on the Retirement Date, the Executive hereby resigns from all positions with the Company and any subsidiaries of the Company (collectively, the “Company Group”) then held by her, including without limitation as an officer or director (or similar position) of the Company Group, and the Executive’s employment with the Company Group will terminate due to her retirement.

2. Payments and Benefits in Connection with Executive’s Retirement.

(a) Upon the Executive’s retirement from, and termination of, employment with the Company Group, the Executive will be entitled to payment, subject to applicable payroll deductions and withholding, on the Retirement Date of:

1. all accrued, but unpaid, salary, bonus, vacation or paid time-off and business expenses (to the extent properly accounted for) as of the Retirement Date; and

2. all accrued and vested retirement benefits under any qualified or nonqualified plans or arrangements sponsored by the Company in accordance with the terms and provisions of such plans or arrangements; provided, the Executive will not accrue additional service or benefits under such plans during the Consulting Period (as defined below).

(b) In consideration of the Release (as defined below) and certain other agreements among the parties hereto, in addition, the Executive will be entitled to receive on the Retirement Date:

1. a lump sum equal to:

(i) five months of salary at the same base rate in effect on December 31, 2021 equal to $175,000;

(ii) five weeks’ vacation pay at the same base rate in effect on December 31, 2021 equal to $40,400;

(iii) five months’ employer contribution for healthcare equal to $5,000;

(iv) the Executive’s 2021 short term incentive plan award at target level performance, equal to $231,000, provided that the Executive will not be entitled to any bonus or incentive compensation during the Consulting Period; and

2. (a) accelerated vesting, as of the Retirement Date, of 33,068 unvested shares of the Company’s Common Stock (“Common Stock”) subject to outstanding Restricted Stock Units granted to the Executive pursuant to the Company’s 2016 Omnibus Incentive Plan, as amended (the “Plan”);

(b) accelerated vesting, as of the Retirement Date, of 88,252 unvested shares of Common Stock subject to outstanding Performance Stock Units granted to the Executive pursuant to the Plan,

provided that

(x) such lump sum payments shall be subject to applicable payroll deductions and withholding, and

(y) the Executive acknowledges that except as set forth in this Section 2(b),

(i) any outstanding vested stock options under the Plan shall, unless earlier exercised by the Executive, cancel pursuant to the term of such awards on the one year anniversary of the Retirement Date; and

(ii) any other outstanding awards under the Plan shall cancel pursuant to the terms of such awards on the Retirement Date.

3. Consulting Services:

(a) General. Beginning on January 1, 2022 and ending on December 31, 2024 (such period, subject to the extension and early termination provisions of Section 3(d) below, the “Consulting Period”), the Executive agrees to cooperate with the Company in the transition of management of the Company following Executive’s retirement and to provide such consulting services to the Company (the “Consulting Services”) as may be requested by the Chief Executive Officer or Chief Financial Officer of the Company and be agreed to by the Executive. Executive agrees to provide up to forty (40) hours of Consulting Services to the Company per month of the Consulting Period under this Agreement. Additional hours per month may be provided upon the mutual agreement of the Company and Executive. Notwithstanding anything else in this Section 3(a), in no event shall the Executive perform more than 20% of the hours worked, on average, for the three years preceding the Retirement Date.

(b) Independent Contractor Status and Performance of Consulting Services. Nothing contained in this Agreement will be deemed to create an employment relationship between the Company and the Executive during the Consulting Period. In providing the Consulting Services, the Executive agrees and acknowledges that she is an independent contractor and will not have authority to bind the Company with respect to any matter. In rendering Consulting Services under this Agreement, the Executive will be free to arrange her own time, pursuits and work schedule and to determine the specific manner in which such services will be performed, without being required to observe any routine or requirement as to working hours.

(c) Non-exclusivity. The Company agrees and acknowledges that Executive may offer consulting services to, or serve as a director or similar position of, other entities (but not to any competitor of the Company) during the Consulting Period, subject to the confidentiality and proprietary rights provisions of this Agreement.

(d) Extension or Early Termination of Consulting Period. This Agreement and the applicable Consulting Period may be extended beyond the term described in Section 3(a) by mutual agreement of the parties. Notwithstanding any provisions to the contrary in this Agreement, this Agreement may be terminated prior to December 31, 2024 and the Consulting Period will be deemed to have expired upon any of the following:

(i) The mutual written agreement of the parties providing for such termination;

(ii) Upon written notice of such termination from either party to the other party, provided such notice is provided to the other party at least thirty (30) days prior to the effective date of the termination;

(iii) Immediately upon notice by the Company to the Executive of the Executive’s breach of the covenants set forth in Sections 10 and 11 of this Agreement; and

(iv) Upon the death of the Executive.

(e) Consulting Fees. In consideration for the Consulting Services to be provided by the Executive under this Agreement, the Company agrees to pay or provide the Executive the following compensation during the Consulting Period:

(i) The amount of two-hundred fifty dollars ($250) dollars per hour worked (collectively, the “Payments”) including travel hours (time in air or on road to get to destination) associated with out of town assignments;

(ii) The Executive will have the right to purchase the leased Company car, which is assigned to the Executive immediately prior to the Retirement Date, at a price equal to the lesser of its then book value or market value on the date the right is accepted. This right will expire on December 31, 2024 and the Executive may continue to use the vehicle until that time;

(iii) The Company will provide or reimburse the Executive for the cost of home computer, printer, cellular phone, iPad and secretarial support services;

(iv) The Company will reimburse the Executive for all out-of-pocket expenses reasonably and necessarily incurred in the performance of the Consulting Services in accordance with the travel and business expense reimbursement policies of the Company in effect from time to time. In the event of travel required outside of North America, Business Class Airline Service is allowed;

(v) The Executive will continue to be eligible to receive RSUs and PSUs or other equity awards during the Consulting Period, but such grants, if any, will be in the sole discretion of the Compensation Committee of the Board; and

(vi) The Company will arrange to provide the Executive at the Company’s expense with the same travel accident insurance coverage applicable to Executive immediately prior to the Retirement Date.

4. Compliance with Section 409A.

(a) Notwithstanding any provision of this Agreement to the contrary, to the extent that a payment or benefit provided hereunder is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and not excepted or otherwise excluded from Section 409A’s requirements, and payable on account of the Executive’s separation from service (as defined in Section 409A and the related regulations), such payment shall be delayed for a period of six months after the Executive’s separation date if the Executive is a “specified employee” (as defined in Section 409A and the related regulations) of the Company, as determined in accordance with the regulations issued under Section 409A of the Code and the procedures established by the Company.

(b) The parties to this Agreement intend that the Agreement complies with Section 409A of the Code, or an applicable exemption thereto, including, where applicable, the short-term deferral exception, and this Agreement will be interpreted in a manner consistent with that intention. For purposes of Section 409A of the Code, each payment made under this Agreement will be designated as a “separate payment” within the meaning of the Section 409A of the Code. Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code: (a) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Consultant during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Consultant in any other calendar year, (b) the reimbursements for expenses for which the Consultant is entitled to be reimbursed will be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (c) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

5. Release of Claims.

(a) As indicated by the Executive’s signature below, the Executive has decided to release the Corporation and its affiliates in consideration of the payments described in Section 2(b) hereof (the “Payments”), which Payments the Executive acknowledges and agrees she would not be entitled to receive but for her execution of the release of claims set forth in this Section 5 (the “Release”).

(b) The Payments are being given to the Executive and accepted by her, on behalf of herself and her heirs, executors, administrators, trustees, legal representatives and assigns, in consideration of her full and final release and settlement of any and all claims and charges, known or unknown, arising on or prior to the date of the execution by the Executive of her Agreement, against the Company Group, each of its affiliates, and any of their respective past, present, and future parents, subsidiaries, divisions, affiliates and related business entities, and any of their respective successors and assigns, as well as any of their respective past, present, and future directors, officers, fiduciaries, agents, trustees, administrators, managers, supervisors, shareholders, investors, legal representatives and employees, other than any rights the Executive has under this agreement, which the Executive may have relating to or arising out of her employment or termination of employment with the Company Group or any of its affiliates, including but not limited to any claims for compensation, consideration or monies or claims of discrimination or retaliation claims under Title VII of the Civil Rights Act of 1964; the Employee Retirement Income Security Act of 1974 (“ERISA”); the Vocational Rehabilitation Act; the Equal Pay Act of 1963; the National Labor Relations Act; the Americans with Disabilities Act; the Family and Medical Leave Act; and any other alleged violation of any local, state, or federal statutory or common law, regulation or ordinance based on age, sex, race, religion, color, national origin, disability, marital status, appearance or sexual orientation, or any claim for wrongful termination or defamation, whether in tort, contract or otherwise, against or onto officers, directors and employees. This general release is for any relief, no matter how denominated, including, but not limited to, wages, back pay, front pay, compensatory damages or punitive damages. This release does not apply to any claims that cannot be released as a matter of law, such as those that arise after the date the Executive executes this Amendment or claims by the Executive for vested ERISA plan benefits or administrative charges of discrimination (although the Executive releases any right to monetary recovery in connection with such a charge).

(c) AS PROVIDED IN THE OLDER WORKERS BENEFIT PROTECTION ACT, THE EXECUTIVE ACKNOWLEDGES AND UNDERSTANDS THAT EXECUTIVE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY OF EXECUTIVE’S CHOICE PRIOR TO SIGNING THIS RELEASE. THE EXECUTIVE FURTHER UNDERSTANDS AND AGREES THAT EXECUTIVE HAS BEEN GIVEN A PERIOD OF TWENTY-ONE (21) DAYS IN WHICH TO REVIEW AND TO CONSIDER WHETHER TO SIGN THIS RELEASE.

IT IS FURTHER UNDERSTOOD THAT THE EXECUTIVE SHALL BE ENTITLED TO REVOKE OR CANCEL EXECUTIVE’S ACCEPTANCE OF THIS RELEASE DURING THE SEVEN (7) DAY PERIOD FOLLOWING EXECUTIVE’S DELIVERY OF A SIGNED COPY OF THIS RELEASE TO THE COMPANY’S SECRETARY.

(d) The Executive represents that this Release is a lawful, valid and binding obligation, enforceable in accordance with its terms, except to the extent that such enforcement may be stayed or prevented under any laws relating to bankruptcy or creditors’ rights.

(e) This Release does not preclude the Executive from taking any legal action to enforce the terms of this Agreement.

6. Reasonable Efforts; Covenants. The Executive will use reasonable efforts to perform the Consulting Services in a prompt, competent and diligent manner consistent with the Company’s standards. During the Consulting Period the Company shall provide the Executive access free of charge to the Company’s computer network, subject to Executive’s compliance with the Company’s policies with respect to its computer network. During the Consulting Period, the Company agrees to make available to the Executive all necessary records, reports or other information in the custody of the Company or its related practice groups, including, but not limited to, electronic mail and any and all internal documents and any and all external documents reasonably needed for performing the Consulting Services.

7. Proprietary Rights. The Executive agrees that all information, discoveries, inventions, improvements, strategies or overall business plan concepts arising from or in connection with the Consulting Services under this Agreement will be the sole property of the Company and the Executive will cooperate with the Company’s reasonable requests for the transfer of any such rights or interests from the Executive to the Company.

8. Taxes. The Executive acknowledges that she will be solely responsible for and the Company will have no liability with respect to any taxes (including penalties and interest) imposed by any Federal, state or local government on the Payments or any other benefits payable to or provided on behalf of the Executive for the Consulting Services under Section 3(e) of this Agreement.

9. Insurance and Indemnification. The Company agrees to insure and to indemnify and hold harmless the Executive from any and all claims and causes of action arising out of the performance of the Consulting Services to the same extent that it insures and indemnifies its executive officers and directors.

10. Non-Disparagement.

(a)

At all times hereafter, Executive will not disparage or criticize, orally or in writing, the business, products, policies, decisions, directors, officers or employees of the Company Group or any of its operating divisions, subsidiaries or affiliates to any person.

(b)

At all times hereafter, the Company Group and its officers and directors will not disparage or criticize, orally or in writing, Executive; provided that the foregoing shall not be construed to prevent either party from testifying truthfully before any court, tribunal or other legal proceeding. The Executive understands that the Company Group’s non-disparagement obligations under this section extend only to the Company’s Board of Directors and officers that report directly to the Chief Executive Officer of the Company and only for so long as each individual is an employee or director of the Company Group.

11. Confidentiality. During the course of providing the Consulting Services, the Executive may obtain information that is considered to be confidential and proprietary information of the Company. The Executive agrees to maintain as confidential all confidential information received or obtained as a result of the services provided. At no time shall such confidential information be disclosed to any third party without the prior written consent of the Company. Notwithstanding the foregoing, the Executive will have no obligation under this Agreement to keep confidential any confidential information to the extent that a disclosure of it is required by law or is consented to by the Company.

12. Executive’s Understanding. The Executive acknowledges by signing this Agreement that the Executive has read and understands this document, that the Executive has conferred with or had opportunity to confer with the Executive’s attorney regarding the terms and meaning of this Agreement, that the Executive has had sufficient time to consider the terms provided for in this Agreement, that no representations or inducements have been made to the Executive except as set forth in this Agreement, and that the Executive has entered into this Agreement knowingly and voluntarily.

13. Confidentiality, Non-Competition, and Non-Solicitation Agreement. The Confidentiality, Non-Competition, and Non-Solicitation Agreement between the Company and the Executive, dated as of May 5, 2016, remains in full force and effect in accordance with its terms.

14. Miscellaneous.

(a) Entire Agreement. This Agreement represents the entire and only understanding between the parties on the subject matter hereof and supersedes any other agreements or understandings between them on such subject matter.

(b) Binding Effect, Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the respective parties. Without the express written consent of the other party, neither the Company nor the Executive may assign any duties or right or interest hereunder or right to receive any money hereunder and any such assignment shall be void; provided, however, that without the Executive‘s consent the Company may assign its rights and obligations hereunder in their entirety to any successor to all or substantially all of its business, whether effected by merger or otherwise.

(c) Severability and Amendment. In the event any provision of this Agreement shall be determined in any circumstances to be invalid or unenforceable, such determination shall not affect or impair any other provision of this Agreement or the enforcement of such provision in other appropriate circumstances. This Agreement may be modified only by an instrument in writing executed by the parties hereto.

(d) Interpretative Matters; Counterparts. The headings of sections of this Agreement are for convenience of reference only and shall not affect its meaning or construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement it shall not be necessary to produce or account for more than one such counterpart.

(e) Governing Law and Conflicts. This Agreement is to be governed and construed according to the internal substantive laws of the Commonwealth of Pennsylvania.

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IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Agreement as of the date first written above.

AMPCO-PITTSBURGH CORPORATION

/s/ J. Brett McBrayer
J. Brett McBrayer, Chief Executive Officer

EXECUTIVE

/s/ Rose Hoover Rose Hoover

[SIGNATURE PAGE TO RETIREMENT AND CONSULTING AGREEMENT – R. HOOVER]